EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter and First Half 2026 Results

MARIETTA, Pa., July 30, 2026 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the second quarter and first half of 2026.

Significant Items for Second Quarter of 2026 (all comparisons to second quarter of 2025):

  Net premiums earned decreased 4.0% to $222.6 million
  Combined ratio of 95.6%, compared to 97.7%
  Net income of $22.3 million, or 60 cents per diluted Class A share, compared to $16.9 million, or 46 cents per diluted Class A share
  Net investment gains (after tax) of $2.6 million, or 7 cents per diluted Class A share, compared to $1.2 million, or 3 cents per diluted Class A share, are included in net income
  Annualized return on average equity of 13.6%, compared to 11.3%
  Book value per share of $17.98 at June 30, 2026, compared to $16.62 at June 30, 2025

Financial Summary

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$222,574	$231,775	-4.0%	$443,932	$464,476	-4.4%
Investment income, net	14,491	12,540	15.6	28,778	24,524	17.3
Net investment gains	3,267	1,544	111.6	2,788	1,073	159.8
Total revenues	241,119	247,148	-2.4	477,115	491,953	-3.0
Net income	22,306	16,866	32.3	33,816	42,071	-19.6
Non-GAAP operating income[1]	19,697	15,647	25.9	31,587	41,224	-23.4
Annualized return on average equity	13.6%	11.3%	2.3 pts	10.4%	14.6%	-4.2 pts

Per Share Data
Net income – Class A (diluted)	$0.60	$0.46	30.4%	$0.91	$1.17	-22.2%
Net income – Class B	0.55	0.43	27.9	0.84	1.08	-22.2
Non-GAAP operating income – Class A (diluted)	0.53	0.43	23.3	0.85	1.14	-25.4
Non-GAAP operating income – Class B	0.49	0.40	22.5	0.79	1.06	-25.5
Book value	17.98	16.62	8.2	17.98	16.62	8.2

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “Our net premiums earned for the second quarter of 2026 reflected a continuation of challenging trends and market conditions we experienced last quarter. Against that backdrop, we are pleased to report solid quarterly results that provided further growth in our book value to $17.98 per share at June 30, 2026, compared to $17.54 at the end of the first quarter of 2026.

“Net premiums written1 for our commercial lines business segment grew by 0.8% compared to the prior-year quarter, resulting primarily from improved new business production that was mostly offset by lower renewal premium increases and retention levels. As expected, we experienced a continuing decline in our personal lines net premiums written that we expect will gradually taper over the course of 2026 as actions we have taken to slow and eventually reverse the decline take effect. We remain committed to maintaining underwriting and pricing discipline as we pursue new, high-quality accounts and seek to retain existing accounts at adequate pricing levels.

“On the whole, our underwriting results for the second quarter of 2026 were solid, which we primarily attribute to favorable core loss ratios in both our commercial and personal lines segments, lower-than-average weather-related losses and favorable prior-year reserve development, offset partially by a moderate increase in large fire losses. Solid underwriting performance and enhanced investment income allowed us to continue growing our book value in the second quarter.

“While we face a softening phase of the insurance cycle, we have established a strong foundation over the past several years, and we continue to believe that the effective ongoing execution of our strategies will enhance stockholder value over time. For example, we are beginning to realize benefits from our ongoing emphasis on enhanced engagement with our independent agents as a means of attracting profitable growth opportunities.”

Insurance Operations

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$141,516	$138,527	2.2%	$280,480	$274,743	2.1%
Personal lines	81,058	93,248	-13.1	163,452	189,733	-13.9
Total net premiums earned	$222,574	$231,775	-4.0%	$443,932	$464,476	-4.4%

Net Premiums Written
Commercial lines:
Automobile	$54,608	$50,584	8.0%	$115,388	$107,109	7.7%
Workers' compensation	20,573	24,243	-15.1	47,467	52,997	-10.4
Commercial multi-peril	53,980	56,478	-4.4	114,606	117,268	-2.3
Other	16,944	13,609	24.5	32,751	28,158	16.3
Total commercial lines	146,105	144,914	0.8	310,212	305,532	1.5
Personal lines:
Automobile	45,519	52,741	-13.7	91,436	107,933	-15.3
Homeowners	32,333	33,590	-3.7	59,272	62,378	-5.0
Other	2,455	2,568	-4.4	4,782	5,062	-5.5
Total personal lines	80,307	88,899	-9.7	155,490	175,373	-11.3
Total net premiums written	$226,412	$233,813	-3.2%	$465,702	$480,905	-3.2%

Net Premiums Written

The 3.2% decrease in net premiums written for the second quarter of 2026 compared to the second quarter of 2025, as shown in the table above, represents the net combination of a 0.8% increase in commercial lines net premiums written and a 9.7% decrease in personal lines net premiums written. The $7.4 million decrease in net premiums written for the second quarter of 2026 compared to the second quarter of 2025 included:

  Commercial Lines: $1.2 million increase that we attribute primarily to new business writings, offset partially by a lower level of renewal premium increases and retention.
  Personal Lines: $8.6 million decrease that we attribute primarily to modestly higher attrition, offset partially by more modest renewal premium rate increases and incremental growth in new business writings.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2026	2025	2026	2025

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	51.0%	50.1%	52.3%	52.1%
Loss ratio - weather-related losses	5.3	11.1	6.5	7.4
Loss ratio - large fire losses	6.7	5.2	6.1	4.3
Loss ratio - net prior-year reserve development	-3.5	-1.3	-3.1	-2.9
Loss ratio	59.5	65.1	61.8	60.9
Expense ratio	35.8	32.2	35.6	33.4
Dividend ratio	0.3	0.4	0.3	0.3
Combined ratio	95.6%	97.7%	97.7%	94.6%

Statutory Combined Ratios
Commercial lines:
Automobile	91.1%	97.7%	91.4%	94.6%
Workers' compensation	105.4	104.9	109.0	111.3
Commercial multi-peril	108.7	97.5	111.2	93.9
Other	100.2	119.8	100.4	100.6
Total commercial lines	100.9	101.0	102.7	97.8
Personal lines:
Automobile	83.6	79.3	82.0	82.2
Homeowners	81.8	115.1	88.2	99.0
Other	63.5	55.2	71.0	55.9
Total personal lines	82.3	91.7	84.0	87.5
Total lines	94.2%	97.4%	96.0%	93.9%

Loss Ratio

For the second quarter of 2026, the loss ratio decreased to 59.5%, compared to 65.1% for the second quarter of 2025. For the commercial lines segment, the core loss ratio, which excludes weather-related losses, large fire losses and net development of reserves for losses incurred in prior accident years, of 54.0% for the second quarter of 2026 remained relatively consistent with 54.5% for the second quarter of 2025. For the personal lines segment, the core loss ratio of 45.8% for the second quarter of 2026 increased modestly from 43.3% for the second quarter of 2025.

Weather-related losses were $11.9 million, or 5.3 percentage points of the loss ratio, for the second quarter of 2026, compared to $25.8 million, or 11.1 percentage points of the loss ratio, for the second quarter of 2025. Weather-related loss activity for the second quarter of 2026 was much lower than our previous five-year average of $20.3 million, or 9.4 percentage points of the loss ratio, for second-quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the second quarter of 2026 were $15.0 million, or 6.7 percentage points of the loss ratio. That amount was higher than the large fire losses of $12.1 million, or 5.2 percentage points of the loss ratio, for the second quarter of 2025. We experienced an increase in commercial property fire losses that was partially offset by a decrease in homeowners fire losses compared to the prior-year quarter.

Net favorable development of reserves for losses incurred in prior accident years reduced the loss ratio by 3.5 percentage points for the second quarter of 2026 compared to 1.3 percentage points for the second quarter of 2025. Our insurance subsidiaries experienced favorable development primarily in the personal automobile, workers’ compensation, commercial automobile and homeowners lines of business.

Expense Ratio

The expense ratio was 35.8% for the second quarter of 2026, compared to 32.2% for the second quarter of 2025. The increase in the expense ratio primarily reflected the impacts of higher underwriting-based incentive costs for agents and employees as well as higher technology-related expenses and a lower base of net premiums earned compared to the prior-year quarter.

Investment Operations

Our investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 95.0% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2026.

	June 30, 2026		December 31, 2025
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$94,269	6.2%	$103,619	6.9%
Obligations of states and political subdivisions	512,924	33.8	485,710	32.4
Corporate securities	388,993	25.7	383,927	25.6
Mortgage-backed securities	444,935	29.4	445,227	29.7
Allowance for expected credit losses	(1,306)	-0.1	(1,313)	-0.1
Total fixed maturities	1,439,815	95.0	1,417,170	94.5
Equity securities, at fair value	48,880	3.2	44,370	3.0
Short-term investments, at cost	26,530	1.8	38,713	2.5
Total investments	$1,515,225	100.0%	$1,500,253	100.0%

Average investment yield	3.8%		3.6%
Average tax-equivalent investment yield	4.0%		3.7%
Average fixed-maturity duration (years)	5.7		5.5

Net investment income of $14.5 million for the second quarter of 2026 increased 15.6% compared to $12.5 million for the second quarter of 2025. The increase in net investment income primarily reflected an increase in average investment yield and higher average invested assets relative to the prior-year second quarter.

Net investment gains of $3.3 million for the second quarter of 2026 were primarily related to unrealized gains in the fair value of equity securities held at June 30, 2026, offset partially by net realized investment losses on the sale of available-for-sale fixed-maturity securities. Net investment gains of $1.5 million for the second quarter of 2025 were primarily related to unrealized gains in the fair value of equity securities held at June 30, 2025, offset partially by net realized investment losses on the sale of available-for-sale fixed-maturity securities.

Our book value per share was $17.98 at June 30, 2026, compared to $17.33 at December 31, 2025, with the increase related to net income, offset partially by cash dividends declared as well as $3.3 million of after-tax unrealized losses within our available-for-sale fixed-maturity portfolio during 2026 that decreased our book value by $0.09 per share.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$222,574	$231,775	-4.0%	$443,932	$464,476	-4.4%
Change in net unearned premiums	3,838	2,038	88.3	21,770	16,429	32.5
Net premiums written	$226,412	$233,813	-3.2%	$465,702	$480,905	-3.2%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$22,306	$16,866	32.3%	$33,816	$42,071	-19.6%
Investment gains (after tax)	(2,609)	(1,219)	114.0	(2,229)	(847)	163.2
Non-GAAP operating income	$19,697	$15,647	25.9%	$31,587	$41,224	-23.4%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.60	$0.46	30.4%	$0.91	$1.17	-22.2%
Investment gains (after tax)	(0.07)	(0.03)	133.3	(0.06)	(0.03)	100.0
Non-GAAP operating income – Class A	$0.53	$0.43	23.3%	$0.85	$1.14	-25.4%

Net income – Class B	$0.55	$0.43	27.9%	$0.84	$1.08	-22.2%
Investment gains (after tax)	(0.06)	(0.03)	100.0	(0.05)	(0.02)	150.0
Non-GAAP operating income – Class B	$0.49	$0.40	22.5%	$0.79	$1.06	-25.5%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On July 16, 2026, we declared a regular quarterly cash dividend of $0.1925 per share for our Class A common stock and $0.175 per share for our Class B common stock, which are payable on August 14, 2026 to stockholders of record as of the close of business on July 31, 2026.

Pre-Recorded Webcast

At approximately 8:30 am ET on Thursday, July 30, 2026, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, advancing our operational and digital capabilities, capitalizing on opportunities to grow profitably and providing superior experiences to our agents, policyholders and employees.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other industry trends that could increase our loss costs (including distracted driving, higher rates of litigation, higher judicial awards and escalating medical, automobile and property repair costs, including due to tariffs), adverse and catastrophic weather events and other natural disasters (including from changing climate conditions), man-made disasters (such as terrorism), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the successful operation (including cost, security and availability) of the information technology systems our insurance subsidiaries utilize, the successful development and deployment of new technologies (including artificial intelligence, data modernization and cloud migration) to allow our insurance subsidiaries to compete effectively, the loss or significant restriction of the use of specific rating attributes, analytical models or technologies our insurance subsidiaries use in their pricing and underwriting, increases in assessments pursuant to guaranty fund laws, business and economic conditions in the areas in which we and our insurance subsidiaries operate (including from pandemics), interest rates and other factors impacting the investment portfolios of our insurance subsidiaries, competition from various insurance and other financial businesses (including changes in consumer preferences for insurance distribution channels), the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to attract and retain independent insurance agents (and their ability to maintain adequate levels of premium volume and quality), changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Jeremy Hellman, Vice President, The Equity Group Inc.
Phone: (212) 836-9626
E-mail: jhellman@theequitygroup.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2026	2025

Net premiums earned	$222,574	$231,775
Investment income, net of expenses	14,491	12,540
Net investment gains	3,267	1,544
Lease income	74	76
Installment payment fees	713	844
Other income, net	-	369
Total revenues	241,119	247,148

Net losses and loss expenses	132,556	150,917
Amortization of deferred acquisition costs	36,123	39,501
Other underwriting expenses	43,562	35,150
Policyholder dividends	560	819
Interest	337	337
Other expenses, net	433	-
Total expenses	213,571	226,724

Income before income tax expense	27,548	20,424
Income tax expense	5,242	3,558

Net income	$22,306	$16,866

Net income per common share:
Class A - basic	$0.61	$0.47
Class A - diluted	$0.60	$0.46
Class B - basic and diluted	$0.55	$0.43

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	31,472,806	30,678,158
Class A - diluted	31,891,385	31,336,862
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$226,412	$233,813

Book value per common share at end of period	$17.98	$16.62

Annualized return on average equity	13.6%	11.3%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2026	2025

Net premiums earned	$443,932	$464,476
Investment income, net of expenses	28,778	24,524
Net investment gains	2,788	1,073
Lease income	148	153
Installment payment fees	1,469	1,727
Total revenues	477,115	491,953

Net losses and loss expenses	274,555	282,950
Amortization of deferred acquisition costs	72,420	78,732
Other underwriting expenses	85,576	76,345
Policyholder dividends	1,212	1,578
Interest	670	670
Other expenses, net	1,011	93
Total expenses	435,444	440,368

Income before income tax expense	41,671	51,585
Income tax expense	7,855	9,514

Net income	$33,816	$42,071

Net income per common share:
Class A - basic	$0.93	$1.19
Class A - diluted	$0.91	$1.17
Class B - basic and diluted	$0.84	$1.08

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	31,450,682	30,400,944
Class A - diluted	31,909,925	30,884,992
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$465,702	$480,905

Book value per common share at end of period	$17.98	$16.62

Annualized return on average equity	10.4%	14.6%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2026	2025
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$803,295	$776,447
Available for sale, at fair value	636,520	640,723
Equity securities, at fair value	48,880	44,370
Short-term investments, at cost	26,530	38,713
Total investments	1,515,225	1,500,253
Cash	23,722	26,786
Premiums receivable	217,819	180,804
Reinsurance receivable	413,119	398,582
Deferred policy acquisition costs	71,900	68,670
Prepaid reinsurance premiums	197,964	171,083
Other assets	42,337	40,451
Total assets	$2,482,086	$2,386,629

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,129,135	$1,100,050
Unearned premiums	639,692	591,040
Borrowings under lines of credit	35,000	35,000
Other liabilities	12,150	20,121
Total liabilities	1,815,977	1,746,211
Stockholders' equity:
Class A common stock	345	344
Class B common stock	56	56
Additional paid-in capital	394,280	391,811
Accumulated other comprehensive loss	(11,616)	(8,296)
Retained earnings	324,270	297,729
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	666,109	640,418
Total liabilities and stockholders' equity	$2,482,086	$2,386,629